EXHIBIT 99.2

Segment and Category Revenues

(Unaudited)

(In thousands)

	Three Months Ended
	March 31,
	2019	2018
Segment Revenues:
Network Solutions	$125,822	$105,253
Services & Support	17,969	15,553
Total	$143,791	$120,806

Category Revenues:
Access & Aggregation	$99,778	$81,680
Subscriber Solutions & Experience	36,753	30,101
Traditional & Other Products	7,260	9,025
Total	$143,791	$120,806

Sales by Geographic Region:
United States	$72,528	$62,086
International	71,263	58,720
Total	$143,791	$120,806